EXHIBIT 99.1

Contact:
Octel Corp. Investor Relations	Citigate Financial Intelligence
Heather Ashworth	Shoshana Dubey / Patrick Kilhaney
+44-161-498-8889	+1-212-499-3500

Contact:

Heather Ashworth	Kelly Tapkas/Victoria Hofstad
Octel Corp. Investor Relations	Citigate Financial Intelligence
011-44-161-498-8889	1-201-499-3500

Octel Corp. Reports 4th Quarter and Full Year 2003 Results

NEWARK, DELAWARE, February 9, 2004 - Octel Corp. (NYSE: OTL) today announced financial results for the fourth quarter and year ended December 31, 2003.

- Highlights for the fourth quarter and year ended December 31, 2003 -

•	Net income of $4.13 per diluted share for the full year.

•	Full year Specialty Chemicals operating income 14.3% higher than 2002.

•	Ongoing TEL operating income up 22.9% in the quarter and ahead of last year.

•	Full year cash flow from operating activities of $85.2 million.

•	20% increase in semi-annual dividend to 6 cents per share.

•	Refinancing completed with a new three and one half year syndicated facility.

Net income for the fourth quarter of 2003 was $12.9 million or $1.02 per diluted share compared with a net loss of $2.3 million or $0.19 per diluted share in the comparable period last year.

For the full year, net income is $51.8 million or $4.13 per diluted share compared with a net income of $52.1 million or $4.15 per diluted share in 2002.

Fourth quarter sales in Specialty Chemicals maintained the year over year improvement seen in earlier quarters with sales of $54.0 million, 9.1% higher than the corresponding period in 2002. Gross profit for the quarter of $17.1 million was 9.6% ahead of the same period last year. The benefits of the restructuring undertaken in 2002 and early 2003 were fully apparent in the quarter’s performance. For the full year, sales of $195.9 million are 10.8% up on 2002, with gross profits 7.8% higher at $63.9 million.

The excellent performance in TEL (tetraethyl lead) in 2003 continued into the fourth quarter, in which sales were $73.9 million, 8.8% above the same period last year. Continued cost control at our UK plant contributed to gross profit for the fourth quarter of $41.5 million or 56.2% of sales. Tight cost control coupled with effective selling price management has more than offset the impact of the global market volume decline during 2003. Full year sales of $266.3 million are 3.7% higher than last year on volumes 11.1% down.

Overall operating expenses, which exclude restructuring costs and the amortization of intangible assets, for the quarter of $24.1 million were broadly in line with last year, bringing the full year costs to 7.0% higher than 2002. This increase includes the negative translation impact of the weaker US dollar on our predominantly non-US dollar cost base, without which costs would have been below last year’s levels. The company has also incurred additional costs in order to ensure that it is in compliance with new governance and other regulatory requirements.

Operating income for the full year is 10.1% higher than last year at $98.3 million, reflecting the improved performance in both Specialty Chemicals and TEL.

As previously announced, further provisions for restructuring costs of $4.5 million were made in the fourth quarter of 2003 across all businesses. After tax, these amounted to $0.24 per diluted share. For the full year, restructuring costs amounted to $15.0 million or $0.82 per diluted share after tax. Aggregate further charges of around $6.0 million are likely to be incurred during 2004, primarily in TEL as the continuing decline in demand is proactively managed.

Cash flow from operating activities was $29.2 million for the fourth quarter of 2003, bringing the full year total to $85.2 million. The company has completed its planned senior debt refinancing transaction, having concluded negotiations with a small number of banks and entered into a three and one half-year facilities agreement consisting of a $100 million term loan and a $50 million revolving credit facility. The agreement is fully syndicated and will provide for the longer term capital needs of the company.

In accordance with the company’s dividend policy, the Board of Directors has undertaken its semi-annual consideration of a dividend and has declared a dividend of 6 cents per share, a 20% increase over the previous dividend. The dividend is payable on April 1, 2004, to the holders of record of the common stock of the corporation on February 20, 2004.

Dennis Kerrison, President and Chief Executive Officer, commented: “2003 has been an excellent year for Octel. I am particularly encouraged by the progress made in our Specialty Chemicals businesses, which are now starting to show real growth. The restructuring that was undertaken in 2002 and early 2003 is beginning to pay off and the future for these businesses looks bright.”

“Our performance in TEL was especially pleasing, given the adverse political situations in some of the countries to which we supply. Although we still see an average decline in overall market demand of between 15% and 25% per annum, none of our major customers exited the TEL market in 2003 and business performance reflects this. We have continued to take proactive steps to rationalize our capacity and support infrastructure, and are working hard to ensure that we optimise our returns.”

“The successful refinancing of the business will provide for the longer term capital requirements of the company. We believe that this, together with a progressive dividend policy and selective acquisitions, provides the base from which to build a significant presence in Specialty Chemicals.”

Octel Corp., a Delaware corporation, is a global chemical company specializing in high performance fuel additives and special and effect chemicals. The company’s strategy is to manage profitably and responsibly the decline in world demand for its major product – tetraethyl lead (TEL) in gasoline – through competitive differentiation and stringent product stewardship, to expand its Specialty Chemicals business organically through product innovation and focus on customer needs, and to seek synergistic growth opportunities through joint venture, alliances, collaborative arrangements and acquisitions.

Certain of the statements made herein constitute forward-looking statements. Generally, the words “believe,” “expect,” “intend,” “estimate,” “project,” “will” and similar expressions identify forward looking statements, which generally are not historical in nature. Forward looking statements are subject to certain risks and uncertainties, including the risks associated with business plans, the effects of changing economic and competitive conditions and government regulations, that could cause actual results to differ materially from the Company’s historical experience and our present expectations or projections. Other factors that could cause actual results to differ from expectations include, without limitation, the timing of orders received from customers, the gain or loss of significant customers, competition from other manufacturers and changes in the demand for our products, including the rate of decline in demand for TEL. In addition, increases in the cost of product, changes in the market in general and significant changes in new product introduction could cause actual results to vary from expectations. Additional information may be obtained by reviewing the Company’s reports filed from time to time with the SEC.

Schedule 1

OCTEL CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended December 31		Year Ended December 31
	2003	2002	2003	2002
	(millions of dollars except per share data)
Net sales	$127.9	$120.5	$462.2	$447.5
Cost of goods sold	(69.3)	(71.8)	(257.7)	(253.7)

Gross profit	58.6	48.7	204.5	193.8
Operating expenses
Selling, general and admin.	(22.8)	(22.0)	(75.7)	(69.5)
Research and development	(1.3)	(1.7)	(5.1)	(6.0)
Restructuring charge	(4.5)	(16.4)	(15.0)	(19.5)
Amortization of intangible assets	(2.7)	(2.8)	(10.4)	(9.5)

	(31.3)	(42.9)	(106.2)	(104.5)

Operating income	27.3	5.8	98.3	89.3

Interest expense (net)	(4.1)	(2.0)	(12.5)	(12.1)
Other net income / (expenses)	(2.8)	0.8	(4.4)	—

Income before income taxes and minority interest	20.4	4.6	81.4	77.2
Minority interest	(1.7)	(0.9)	(4.3)	(3.0)

Income before income taxes	18.7	3.7	77.1	74.2

Income taxes	(5.8)	(6.8)	(23.3)	(23.0)

Income from continuing operations	12.9	(3.1)	53.8	51.2

Share of affiliated company earnings	—	1.1	0.9	1.1
Discontinued operations, net of tax	—	(0.3)	(3.4)	(0.2)
Cumulative effect of change in accounting principle, net of tax	—	—	0.5	—

Net income	$12.9	$(2.3)	$51.8	$52.1

Earnings per share Basic	$1.08	$(0.19)	$4.34	$4.41
Diluted	$1.02	$(0.19)	$4.13	$4.15

Weighted average shares outstanding in thousands Basic	11,991	11,843	11,925	11,817
Diluted	12,702	11,843	12,554	12,557

ANALYSIS OF BUSINESS UNIT RESULTS

	2003	2002	2003	2002
	(millions of dollars)
Net sales
TEL - Ongoing	$73.9	$67.9	$266.3	$256.7
TEL - Chlorine	—	3.1	—	14.0

	73.9	71.0	266.3	270.7
Specialty Chemicals	54.0	49.5	195.9	176.8

Total	127.9	120.5	462.2	447.5

Gross Profit
TEL - Ongoing	41.5	34.1	140.6	136.3
TEL - Chlorine	—	(1.0)	—	(1.8)

	41.5	33.1	140.6	134.5
Specialty Chemicals	17.1	15.6	63.9	59.3

Total	58.6	48.7	204.5	193.8

Operating income
TEL - Ongoing	34.9	28.4	118.4	117.9
TEL - Chlorine	—	(1.0)	—	(1.8)

	34.9	27.4	118.4	116.1
Specialty Chemicals	2.2	1.5	11.2	9.8
Corporate costs	(5.3)	(6.7)	(16.3)	(17.1)
Restructuring	(4.5)	(16.4)	(15.0)	(19.5)

Total	$27.3	$5.8	$98.3	$89.3

Schedule 2

OCTEL CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31 2003	December 31 2002
	(millions of dollars)
Assets
Current assets
Cash and cash equivalents	$46.1	$26.7
Accounts receivable, less allowance of $4.8 (2002 - $3.1)	71.7	80.7
Other receivable – Veritel	—	3.2
Inventories
Finished goods	40.7	25.3
Raw materials and work-in-progress	15.8	30.4

Total inventories	56.5	55.7
Prepaid expenses	4.6	5.5

Total current assets	178.9	171.8

Property, plant and equipment	98.4	88.9
Less accumulated depreciation	(49.7)	(32.1)

Net property, plant and equipment	48.7	56.8

Goodwill	348.9	352.8
Intangible assets	40.8	50.9
Prepaid pension cost	115.9	105.2
Deferred finance costs	0.1	4.4
Other assets	8.3	5.9

	$741.6	$747.8

Liabilities and Stockholders’ Equity
Current liabilities
Bank overdraft	$—	$4.0
Accounts payable	53.0	55.2
Other payable – Veritel	—	10.0
Accrued liabilities	43.7	45.9
Accrued income taxes	2.8	13.7
Current portion of plant closure provisions	9.2	—
Current portion of deferred income	2.4	2.0
Current portion of long-term debt*	1.7	56.8

Total current liabilities	112.8	187.6

Plant closure provisions	27.0	36.4
Deferred income taxes	38.6	34.0
Deferred income	7.7	8.4
Long-term debt*	102.9	102.4
Other liabilities	15.8	11.9
Minority interest	6.6	4.6

Stockholders’ Equity
Common stock, $0.01 par value	0.1	0.1
Additional paid-in capital	276.8	276.7
Treasury stock	(32.4)	(34.5)
Retained earnings	209.1	157.9
Accumulated other comprehensive income	(23.4)	(37.7)

Total Stockholders’ Equity	430.2	362.5

	$741.6	$747.8

*	Following our refinancing the balance sheet classification of debt reflects payments due under the new facility.

Schedule 3

OCTEL CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31
	2003	2002
	(millions of dollars)
Cash Flows from Operating Activities

Net income	$51.8	$52.1
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	25.8	32.4
Deferred income taxes	5.0	1.6
Loss on disposal of equipment	0.2	5.7
Loss on disposal of business	2.7	—
Unremitted earnings of affiliated companies	(0.9)	(1.1)
Changes in operating assets and liabilities:
Accounts receivable and prepaid expenses	19.7	39.7
Inventories	2.2	3.5
Accounts payable and accrued liabilities	(2.7)	(13.0)
Plant closure provisions	(1.2)	(7.8)
Income taxes and other current liabilities	(11.4)	0.6
Other non-current assets and liabilities	(6.0)	(13.7)

Net cash provided by operating activities	85.2	100.0

Cash Flows from Investing Activities

Capital expenditures	(7.8)	(11.4)
Business combinations, net of cash acquired	(6.0)	(5.8)
Veritel	(6.8)	(30.8)
Other	1.2	(3.8)

Net cash used in investing activities	(19.4)	(51.8)

Cash Flows from Financing Activities

Receipt of long-term borrowings	—	16.6
Repayment of long-term borrowings	(51.9)	(88.6)
Net (decrease)/increase in short-term borrowings	(4.0)	4.0
Dividends paid	(0.6)	(0.6)
Issue of treasury stock	2.9	0.2
Repurchase of common stock	(1.2)	(0.2)
Minority interest	1.8	(1.4)
Other refinancing costs	(0.2)	—

Net cash used in financing activities	(53.2)	(70.0)

Effect of exchange rate changes on cash	6.8	5.5

Net change in cash and cash equivalents	19.4	(16.3)

Cash and cash equivalents at beginning of year	26.7	43.0

Cash and cash equivalents at end of year	$46.1	$26.7